UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of earliest event reported) February 2, 2004

AFLAC INCORPORATED

(Exact name of Registrant as specified in its charter)

Commission File No. 1-7434

GEORGIA	58-1167100

(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

1932 Wynnton Road, Columbus, Georgia	31999

(Address of principal executive offices)	(Zip Code)

706-323-3431

(Registrant's telephone number, including area code)

(Former name, former address and former fiscal year, if changed since last report)

ITEM 9.  REGULATION FD DISCLOSURE

ITEM 12.  RESULTS OF OPERATIONS AND FINANCIAL CONDITION

     AFLAC Incorporated is providing its press release dated February 2, 2004 in which it reported its fourth quarter results and its Fourth Quarter Report to Shareholders herein as Exhibits 99.1 and 99.2 for reporting under Items 9 and 12.

     Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). We evaluate our net earnings, as determined by GAAP, by separating it into four components. The components are 1) operating earnings 2) realized investment gains and losses, which include impairment charges, 3) the change in the fair value of the interest rate component of cross-currency swaps, and 4) nonrecurring items. Management views each of these components separately. The first component is used by management to evaluate the financial performance of AFLAC's insurance operations. The other three components tend to be driven more by general economic conditions and events and obscure the underlying fundamentals and trends in our insurance operations. We believe the reader of our financial statements will find this component breakdown useful for two reasons. First, it enables the reader to view and evaluate the company as management views and evaluates the company. Second, it lays the foundation for a forward-looking discussion by separately identifying items and events, which may or may not be controllable by management.

     Operating earnings, a non-GAAP financial measure, is the primary component of our net earnings. As a result, our discussion of earnings and earnings comparisons is directed toward operating earnings. We define operating earnings as the profits we derive from our operations before realized investment gains and losses, the change in the fair value of the interest rate component of cross-currency swaps, and nonrecurring items. We believe that an analysis of operating earnings is vitally important to an understanding of the underlying profitability drivers and trends of our insurance business.

     Furthermore, because a significant portion of our business is in Japan, we believe it is equally important to understand the impact on operating earnings from translating Japanese yen into U.S. dollars. We translate AFLAC Japan's yen-denominated income statement from yen into dollars using an average exchange rate for the reporting period, and we translate the balance sheet using an end-of-period exchange rate. However, except for a limited number of transactions, we do not actually convert yen into dollars. As a result, we view foreign currency translation as a financial reporting event for AFLAC and not an economic event for our company or shareholders. Because the effect of translating yen into dollars distorts the rate of growth of our insurance operations, we encourage readers of our financial statements to evaluate our financial performance excluding the impact of foreign currency translation.

     The second component of net earnings is realized investment gains and losses. Our investment strategy is to invest in fixed-income securities in order to provide a reliable stream of investment income, which is one of the drivers of the company's profitability. We do not purchase securities with the intent of generating capital gains or losses. However, investment gains and losses may be realized as a result of changes in the financial markets and the creditworthiness of specific issuers of debt securities. The realization of investment gains and losses is independent of the underwriting and administration of our insurance products, which are the principal drivers of our profitability. Therefore, we believe it is appropriate to evaluate our operations excluding realized investment gains and losses.

     The third component of net earnings is the change in fair value of the interest rate component of our cross-currency swaps. We entered into swap agreements in order to effectively convert our dollar-denominated senior debt obligation, which matures in 2009, into a yen-denominated obligation. In looking at the economic impact on AFLAC, the effect of issuing fixed-rate, dollar-denominated debt and swapping it into fixed-rate, yen-denominated debt is identical to issuing fixed-rate yen-denominated debt in a like amount. However, the accounting treatment is different. SFAS No. 133 requires that the change in the fair value of the interest rate component of the cross-currency swap be reflected in the income statement. The change in fair value is determined based on relative dollar and yen interest rates and has no cash impact on our results of operations. Additionally, we have the ability to retain the cross-currency swaps until their maturity. At maturity, the swaps' fair value and the original contract value will be equal and the cumulative impact of gains and losses from the changes in fair value of the interest components will be zero. Therefore, we believe it is appropriate to evaluate our operations excluding the change in fair value of the interest rate component of our cross-currency swaps.

     Nonrecurring items, which is the fourth component of net earnings, includes those items that have not occurred in the last two years and are not likely to occur in the next two years. Therefore, we believe it is appropriate to evaluate our operations excluding nonrecurring items.

     We believe the display and discussion of these components is essential to the reader's ability to understand and analyze the historical financial performance of our business in order to formulate a view of what the future will hold for the company's overall financial performance as well as each of these components.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AFLAC INCORPORATED

/s/ Ralph A. Rogers, Jr.	February 2, 2004

(Ralph A. Rogers, Jr.)
Senior Vice President, Financial Services
Chief Accounting Officer

EXHIBITS FILED WITH CURRENT FORM 8-K:

99.1	-	Press release of AFLAC Incorporated dated February 2, 2004
99.2	-	Fourth Quarter Report to Shareholders 2003